Exhibit 5.2

Our ref	DIC/RBG001.0232
Your ref

The Royal Bank of Scotland Group plc RBS Gogarburn PO Box 1000 Edinburgh EH12 1HQ	19 July 2012

Dear Sirs

We have acted as solicitors in Scotland for The Royal Bank of Scotland Group plc (the “Issuer”) in connection with the issuance of the notes identified in Annex A attached hereto (the “Notes”).

The Notes are issued under the shelf registration statement filed with the U.S. Securities and Exchange Commission (the "Registration Statement").

The Notes are issued, or are to be issued, pursuant to the Amended and Restated Indenture, dated as of 13 September 2011 between the Issuer and The Bank of New York Mellon, acting through its London Branch (the “Trustee”); and the First Supplemental Indenture dated as of 13 September 2011 between the Issuer and the Trustee (such Amended and Restated Indenture, as supplemented by the First Supplemental Indenture and as may be further supplemented or amended from time to time, the “Indenture”).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including (A) a Deputy Secretary's Certificate dated 30 November 2011 and a Group Treasurer's Certificate dated 30 November 2011 in respect of the Issuer (together the "Officers' Certificates"), and (B) certificates dated 19 July 2012 certifying as stated therein that the certifications in the Officers' Certificates remain true complete and accurate (the "Further Certificates").  We have relied on these documents, records, certificates and other instruments (including the Officers' Certificates and the Further Certificates) in respect of the accuracy of the matters stated therein, which we have not independently established.  We also conducted a search against the Issuer in its electronic file maintained at Companies House in Edinburgh on the date hereof, and we have assumed that file is up-to-date.

On the basis of the foregoing, we advise you that, in our opinion, as of the date hereof:

1.	the Issuer is duly incorporated and validly existing under the laws of Scotland;

2.	the Issuer has the necessary corporate power to create, issue, and sell the Notes; and

3.	the issue and sale of the Notes have been duly authorized by all necessary corporate action by the Issuer in conformity with the Indenture.

The foregoing opinion is limited to the laws of Scotland as at the date of this opinion.  We have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America, and our opinion is subject to such laws, including the matters stated in the opinion of Davis Polk & Wardwell LLP.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Issuer on the date hereof, and further consent to the reference to our name under the caption "Validity of the Notes" in the pricing supplement relating to the Notes, which forms part of the Registration Statement.  In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7  of the US Securities Act of 1933, as amended.  The opinions expressed herein may be relied upon by Davis Polk & Wardwell LLP for the purposes of its opinion dated the date hereof addressed to the Issuer with respect to the subject matter hereof.

This opinion is rendered solely in connection with the issuance of the Notes. This opinion may not be relied upon for any other purpose without our prior written consent.

Yours faithfully

/s/ Darren Craig

For and on behalf of Dundas & Wilson CS LLP

Annex A

Title of Securities	Date of Issue	Aggregate Offering Amount	CUSIP
Retail Corporate Notes due 15 July 2015	19 July 2012 (date of final pricing supplement: 16 July 2012)	$10,110,000.00	78012DAM5
Retail Corporate Notes due 15 July 2017	19 July 2012 (date of final pricing supplement:– 16 July 2012)	$16,007,000.00	78012DAN3